FOR MORE INFORMATION:
Cindy Newman
The Dow Chemical Company
989-636-2876

August 26, 2002

Dow Stock Options To Be Expensed Beginning in 2003

The Dow Chemical Company announced today that beginning in the first quarter of 2003, it will expense stock options granted to employees.

Under guidelines of the Financial Accounting Standards Board rule, SFAS No. 123, Dow expects the expense associated with stock options to be approximately $0.02 per share in 2003, growing to about $0.06 per share in 2005. These estimates are based on the terms of Dow’s stock option plans and current assumptions for stock option valuation, which may change in the future. Prior to 2003, Dow has used the accounting method prescribed by APB Opinion No. 25.

Dow’s long-term incentive compensation program is focused on improving the company’s long-term business and financial performance and takes the form of stock options, deferred shares of stock and performance shares. Stock options are currently held by approximately 3,600 Dow employees worldwide. Dow has included historical information about the pro forma impact on earnings per share of stock options in its annual report since 1996.

Dow is a leading science and technology company that provides innovative chemical, plastic and agricultural products and services to many essential consumer markets. With annual sales of $28 billion, Dow serves customers in more than 170 countries and a wide range of markets that are vital to human progress, including food, transportation, health and medicine, personal and home care, and building and construction, among others. Committed to the principles of Sustainable Development, Dow and its approximately 50,000 employees seek to balance economic, environmental and social responsibilities.

For further information, visit Dow’s website at www.dow.com

The forward-looking statements contained in this document involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as more fully discussed elsewhere and in filings with the U.S. Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors. Accordingly, there is no assurance that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.